SPECIAL INVOICE FOR INSURANCE INDUSTRY

Invoice code: 211001532150

Invoice No.: 02244283

Password:

Date: 2015-11-05	INVOICE

Payer: Benefactum Alliance Business Consultant (Beijing) Co., Ltd

Coverage: Insurance clauses on loss of transaction fund (Version 2014)

Policy No.: 1015006032015000008-0000193174	END. No:

Premium amount (in letters) RMB one hundred and fifty thousand Yuan exactly

               (in figures) CNY 150,000.00

Vehicle and vessel tax collected (in figures) CNY 0.00	Overdue fine (in figures): CNY 0.00

Total (in letters) RMB one hundred and fifty thousand Yuan exactly

             (in figures) CNY 150,000.00

Remarks: Business voucher No.: 016829091446699300478

Name of insurance company:	Checked by: Guona	Issued by: Lvli

Stamped by insurance company:	Address:	Tel:

Taxpayer identification No. of insurance company:

handwritten invalid

Transaction Capital Indemnity Insurance Policy (Version 2014)

Insurance Policy No.: 101500603201500008

Whereas the Insured named below hereto has made to the Sunshine Insurance Group P&C Insurance (hereinafter called “the Company”) a written insurance application; and agrees that it has paid/pays/will pay to the Company the premium as agreed upon hereunder. Whereas subject to the terms and conditions, additional terms and special terms contained herein or listed/endorsed hereon the Company agrees it is/will be liable to indemnify the insured for the loss or damage, the Policy is hereby executed and issued.

Important tips:

1. This insurance contract consists of insurance application, risk questionnaire, insurance policy, insurance terms, special terms and endorsement.

2. After receipt of the policy, the Insured shall check at once. In case the policy content doesn’t comply with the fact or of any omission, the Insured shall inform the Company at once to make change or implement.

3. The Insured shall read all attached insurance terms carefully, especially the conditions related to exemption liability, the Bidder’s liability and the Insured’s liability.

Sunshine Insurance Group P&C Insurance Beijing Branch

Issue address: 8th floor Gaohelanfeng Building, No. 98 Dongsanhuan South Road, Chaoyang District, Beijing

Postcode: 100021

Tel: 56406820

Fax:

Service tel: 95510	Issue date: 4th Nov, 2015

Checked by: Suo Yaran	Drafted by: Guona	Operated by: Lvli

2. Terms of claim limits (sums insured)

1. Cumulative indemnity limits: During the period of insurance, the Company will indemnify the Insured cumulative indemnity of RMB 500,000 at most. If the indemnity is more than RMB 500,000, the Company shall not be liable to the indemnity anymore and the policy shall be invalid.

2. Indemnity limits for every accident: During the period of insurance, the Company shall indemnify the Insured indemnity of RMB 10,000 for every accident. Every accident means the capital loss during the process of charging, cashing, subscription and withdrawing by the platform user. The Company shall be liable to RMB 10,000 at most for above accident happened according to the terms. If the indemnity is more than RMB10,000, the Company shall not be liable to the indemnity the excessive part.

3. Other relative terms

Claim terms:

In case any accident happened, the Insured shall provide the Company with relative evidence of individual account capital loss, including but not limited to detailed transference sheet from the individual account issued by bank or third party, case report and registration issued by police and evidence if the case is closed or not etc., in order to prove actual loss occurrence, loss reason and degree.

Confidential terms:

The Insured and the Company shall take necessary efforts to keep the whole policy content in secret and are not allowed to disclose whole or partial content of the policy to any third party. If promotion for both parties’ cooperation is to be made, the Company shall agree the promotion way, content and scope in writing. Upon receipt of any objection from the Company, the Insured shall take immediate efforts to correct or stop it. The Company has the right to terminate the contract and take all legal means if such correction and stopping fails.

Other terms:

1. The Insured shall provide the Company customers list on the platform, including name, ID, investment type and purchasing sum, for record so that the Company has clear information of the platform operation.

2. Any nonconformity between the insurance policy with the insurance terms, it’s duly agreed by both parties that the insurance policy and special terms have the priority. Any unsettled affairs shall comply with Transaction Capital Indemnity Insurance Clause (Version 2014) of Sunshine Insurance Group P&C Insurance

Additional insurance/terms (details attached)

None

Issue company: Sunshine Insurance Group P&C Insurance Beijing Branch Chaoyang Sub-branch Business Development Unit

Address: 8th floor Gaohelanfeng Building, No. 98 Dongsanhuan South road, Chaoyang District, Beijing

Postcode: 100021

Tel: 56406820

Fax:

Service Tel.: 95510	Issue date: 4th Nov, 2015

Checked by: Suo Yaran	Drafted by: Guona	Operated by: Lvli

Sunshine Insurance Group P&C Insurance No.:0000193174

Payment receipt time: 12:55:50 Nov 5th, 2015	Policy issue time: 12:55:53 Nov 5th, 2015

Policy print time: 12:57:22 Nov 5th, 2015	POS transaction no/check no: 20151105

Transaction Capital Indemnity Schedule

Insurance Policy No.: 105006032015000008

Whereas the Insured hereto has made to the Insured an insurance application and agrees to pay to the Company the premium stated, hereon the Company agrees to indemnify the insured for the loss or damage sustained during the period of insurance stated in the Schedule in the manner and to the extent hereinafter provided according to Transaction Capital Indemnity Insurance Policy (Version 2014) ..

I. The policy application information

Name: Benefactum Alliance Business Consultant (Beijing) Co., Ltd	Organization code: 07858766-5
Contact: Dou Chunyao	Tel:
Address: Room 505, 5th floor, 2-6 2nd building, Anyuandongli 1st block, Chaoyang district, Beijing

II. The Insured information

Name: Benefactum Alliance Business Consultant (Beijing) Co., Ltd	Organization code: 07858766-5
Contact: Dou Chunyao	Tel:
Address: Room 505, 5th floor, 2-6 2nd building, Anyuandongli 1st block, Chaoyang district, Beijing

III. The insurance period

12 months, from 7th Nov 2015 till 6th Nov 2016.

IV. The insurance scope.

Insurance scope	Insurance subject	Cumulative compensation sum limit	Compensation limit for every accident
Transaction Capital Indemnity Insurance Policy (Version 2014)	Individual accounts managed by the Insured	RMB 500,000.00	RMB 10,000.00

V. Deductible terms

Deduction for each accident: 10% of every indemnity deductible

VI. Total sum insured

Total sum insured: RMB 150,000.00

VII. Disputes

Lawsuits

VIII. Special terms

1. The insurance premium due to pay

The insurance premium due to pay is valid from

Charging: It’s from the time every charging is made through internet to the platform of Benefactum Alliance Business Consultant (Beijing) Co., Ltd till the account owner has received the successful changing information. (The capital shall be transferred from individual account to the corresponding trust account issued by Shanghai Huifu Data Service Co., Ltd. (bank or third party payment company) assigned by Benefactum Alliance Business Consultant (Beijing) Co., Ltd. The bank or third-party payment company is Shanghai Huifu Data Service Co., Ltd. and the account number is 6000060000253728.)

Cashing: It’s from the time every cashing application is made through the internet to the platform of Benefactum Alliance Business Consultant (Beijing) Co., Ltd till the account owner has received the successful cashing information. (The capital shall be transferred from the corresponding trust account issued by Shanghai Huifu Data Service Co., Ltd. (bank or third party payment company) assigned by Benefactum Alliance Business Consultant (Beijing) Co., Ltd to individual original charging account)

Subscription: It’s from the time every subscription order is made through internet to the platform of Benefactum Alliance Business Consultant (Beijing) Co., Ltd till the payment application is transferred to the corresponding borrower trust account assigned by Benefactum Alliance Business Consultant (Beijing) Co., Ltd (The capital shall be transferred from the lender trust account to borrower trust account)

Withdrawing: It’s from the time every withdrawal is made through internet to the platform of Benefactum Alliance Business Consultant (Beijing) Co., Ltd till the account owner has received the successful withdrawing information. (When any withdrawing application is made, the capital shall be transferred from the corresponding trust account issued by Shanghai Huifu Data Service Co., Ltd. (bank or third party payment company) assigned by Benefactum Alliance Business Consultant (Beijing) Co., Ltd to individual original payment account)

Other related liability terms as agreed by the Company and clearly written in the policy.

Sunshine Insurance Group P&C Insurance

Transaction Capital Indemnity Insurance Clauses (Version 2014)

General Principles

I. This insurance contract consists of insurance clause, insurance application, insurance policy, insurance certificate and endorsement. Any agreement concerned with this contract, it shall be made in writing.

II. The Insured under this contract is the legal organization who may manage individual account or provide transaction platform for individuals legally.

III. Individual account under this contract is the effective account that a person with full capacity for civil conduct opens by its own name in the legal bank or other legal organizations within territory of PRC (exclusive of Hongkong, Macau and Taiwan).

i) Passbook and deposit receipt account

ii) Bank card account (including debit card and credit card)

Bank card hereto includes debit card held by owner, credit card held by owner and its associated supplementary card, and the associated supplementary credit card held by owner

iii) E-bank and mobile bank account

iv) Accounts of other payment companies approved by People’s Bank of China. (such as Alipay, Tenpay etc., hereinafter called “third party payment account”)

v) Other individual account approved by the Company and clearly written in the policy.

However, the policy shall prevail if the Company and Insured have special agreements for above individual account and specific individual account type and detail listed in the policy.

Insurance liability

IV. During the insurance period, if the capital in the individual account managed by the Insured or transacted on its platform (hereinafter called “the Insured managed individual account”) is stolen or embezzled and cannot be recovered within 30 days by the Insured, the Company shall indemnify the Insured the direct loss arising therefrom according to the policy within the limit stated in the policy.

Exemption

V. The Company shall not be liable for the following loss:

i) Loss of deliberate or illegal behavior of the Applicant or the Insured and his representative.

ii) Loss caused by the Insured’s unconformity with relative individual account management and transaction regulations issued by the State related supervision bureau, the bank and the third party payment company.

iii) Loss of deliberate or illegal behavior of the Insured managed individual account owner and its family members.

iv) Loss of rent and lease by the Insured managed individual account owner or cheated by other people.

v) Loss of personal account and password disclosure to other people by the Insured managed individual account owner without any force.

vi) Loss happened in the Insured managed individual account beyond the insurance liability beginning and ending period

vii) Loss caused by the Insured managed individual account owner’s unconformity with relative individual account management and transaction regulations issued by the State related supervision bureau, the bank and the third party payment company.

VI. Neither shall the Company be liable for the following loss, damage or responsibility:

i) Interest and overdraft interest, commission, overdue fine, excess charge, default interest, fine, annual fee, membership fee, card replacement fee etc and other indirect loss and expense.

ii) Loss in the individual account caused by card making, reading, verifying device failure.

iii) Legal cost, loss reporting fee, freezing fee and duplicating fee of the individual account.

iv) Loss of additional function of the individual account by any means

v) Loss happened in the Insured managed individual account cannot be approved that the account is not her/his own effective one (including but not limited to the third party payment account)

vi) Loss or damage already taken by the third party, including but not limited to loss or damage by issuing bank, payment company, accepting bank etc.

vii) Loss or damage already known or reasonably foreseeable by the Insured

viii) Exemption indemnity clause or deductible in accordance with the franchise agreement within this contract

viii) The insured is not liable to other loss and damage exclusive of the insurance coverage of this contract.

Exemption limit and franchise amount (rate)

VIII. Exemption limit includes cumulative indemnity limit, indemnity limit of every accident and indemnity limit of every accident per person. It shall be negotiated and confirmed by the Company and Insured and written in the policy.

It shall be written in the policy that indemnity limit of every accident or franchise is negotiated and confirmed by the Company and Insured.

Insurance premium

IX. The insurance premium under this contract is confirmed by the Company according to the indemnity limit and the Insured actual risk and shall be written in the policy.

Insurance period

X. Insurance period is the period from starting time to ending time that the Company is liable to the individual account managed by the Insured or transacted made on the platform during the insurance. Details are negotiated and confirmed by the Company and Insured and shall be written in the policy.

XI. Unless otherwise stipulated, this insurance contract is valid for one year and period stated in the policy shall prevail.

The company obligation

XII. During conclusion, the Company shall provide the Applicant policy attached with standard clause when standard clause of the Company is used and shall explain the contract clauses to the Applicant. The Company shall get the Applicant’s special attention for exemption clause of the Company in the application, policy, or other documents, which shall be clearly explained by written or oral means to the Applicant. Without instruction or clear explanation, the clause is not effective.

XIII. After conclusion of the contract, the Company shall issue policy and other documents to the Insured promptly.

XIV. The contract rescission right of the Company under this contract shall become invalid without performing after 30 days of the date the Company shall know the rescission issue. After one year of the contract effectiveness, the Company shall not rescind the contract. If any accident happened, the Company is liable for the indemnity.

The contact shall not be terminated by the Company if the Company has already known the information the Insured not provided truthfully. The Company shall be liable to the indemnity in case accident happens.

XV. If the relative claim evidence and papers are not sufficient by the Insured, the Company shall inform the Insured to make supplement in one time according to the contract.

XVI. Upon receipt of indemnity application by the Insured, the Company shall make conclusion if it complies with the contract. Under complex situation, the Company shall make conclusion within 30 days, except otherwise agreed in the contract.

The Company shall inform conclusion to the Insured. The Company shall indemnify the Insured within 10 days of indemnity agreement made within the Company’s liability. The Company shall indemnify the Insured according to indemnity agreement made if there is specific indemnity period in the contract. If the conclusion is made and exclusive of the Company’s liability, the Company shall send the Insured Notice of indemnity refusal within 3 days of conclusion made and explain.

XVII Within 60 days upon receipt of the indemnity application and related documents and papers, the Company shall indemnify assured sum according to the present documents and papers for unassured indemnity. When final indemnity is concluded, the Company shall pay rest sum.

XVIII. The Company is liable to keep secret for the confidential business, financial and privacy information of the Applicant and Insured during negotiation, unless disclosure is required by the state administrative or judicial organizations.

The Applicant and Insured obligations

XIX. The Applicant shall make truthful reply to the inquiry of the insurance subject or the Insured by the Company during conclusion.

The Company shall terminate the contract when the Applicant hasn’t performed his informing obligation deliberately or by gross negligence to the extent that shall affect the Company’s acceptance or increasing insurance premium.

If the Applicant hasn’t performed his informing obligation deliberately, the Company is not liable to the accidents happened before the contract termination and shall not return the insurance premium.

If the Applicant hasn’t performed his informing obligation by gross negligence to the extent that has big impact on the accident arising therefrom, the Company is not liable to the accident happened before the contract termination but shall return the insurance premium.

XX. The Insured shall comply with the individual account regulation of bank and related finance organization and is liable to ask all bank owners managed to do so. The individual account is limited to the owner to use and the supplementary card connected to the master credit card insured is limited to the supplementary card owner to use.

XXI. When the managed individual account owner has known or shall know loss, theft or misuse happened, the Insured shall ask him to inform issuing bank or payment company to make prompt loss report or other necessary protections and report to the police within 24 hours. At the same time the Insured shall be informed and related capital loss evidence shall be provided cooperatively

XXII. The Insured shall inform the Company in time when accidents happened and make below efforts:

i) The Insured shall make necessary and reasonable efforts to prevent or minimize loss. Otherwise, the Company is not liable to the growing loss arising therefrom.

ii) Within 24 hours that he has known or shall know accident happened, the Insured shall ask the managed individual account owner to inform issuing bank or payment company to make prompt loss report or other necessary protections, report to the police and also inform the Company of the accident reason, process and loss. If the Insured didn’t inform the account owner or ask the owner to inform the accident in time deliberately or by gross negligence to the extent that the accident type, reason and loss cannot be assured, the Company is not liable to the indemnity unassured, unless the Company has known or shall know the accident in other ways.

iii) Allow and assist the Company to investigate the accident.

XXIII. The Insured shall provide below documents to the Company when claim is made:

i) Claim application form

ii) Insurance policy number and detailed list

iii) The fraudulent and stealing transaction list in individual account managed by the Insured

iv) The cash flow record of loss, for example, bank statement, transaction list, and payee’s name and account if transfer involved.

v) The owner’s ID copy

vi) Evidence of individual loss report or freezing time

vii) Evidence of process, record, document from the issuing bank to help the owner to chase the theft cash.

viii) Case record by the police and evidence solved or not.

Other evidence and document by the Applicant and Insured related to the accident type, reason and loss confirmation.

The Company is not liable to the unassured part if the Insured didn’t take liability of providing the claim documents and the Company cannot verify the loss.

XXIV. Insurance premium paid by the Applicant accordingly

The Applicant shall pay the insurance premium once before effectiveness of the insurance if it’s stipulated so or payment terms or payment time not stipulated. The Applicant shall pay the first part of insurance premium accordingly if a partial payment term is stipulated. The Company is not liable to the loss happened before payment is made if the Applicant fails to make payment accordingly.

If neither did the Applicant pay full insurance premium on time nor pay the second part or any subsequent part on time, the Company shall take liability according to proportion of paid premium by the Insured in the whole premium stated in the policy before the accident happened from the violation date. When violation ends, the Company shall keep on taking the corresponding liability.

Compensation

XXV. When accident happened, the Insured shall not apply for indemnity for object without insurable interest.

XXVI. The Company shall work out indemnity as below upon receipt of written compensation application by the Insured.

i) If indemnity limit for every accident is stipulated, the Company shall work out indemnity after the franchise is deductible but the indemnity shall be within the limit for any accident loss. If indemnity limit for every accident per person is stipulated, the Company shall work out indemnity after the franchise is deductible but the indemnity shall be within the limit for any accident per person loss.

ii) During the insurance period, the cumulative loss from accidents under the liability shall not exceed the total indemnity limit stipulated in the policy.

XXVII. If the loss under the insurance scope shall be taken by relevant responsible party, from the date the Company indemnifies the Insured, the Insured shall inform the Company of necessary documents and related known information when the Company exercises subrogation for relevant responsible party within the insurance scope.

If the Insured have got indemnity from relevant responsible party, such sum shall be deducted from indemnity made by the Company.

In case of any accident before indemnity is unpaid by the Company, the Company shall not take liability if the Insured waives compensation for relevant responsible party. After indemnity is paid by the Company, it is invalid that the Insured waives compensation for relevant responsible party without the Company agreement. The Company shall deduct or ask for insurance premium return when the Company cannot exercise subrogation due to the Insured deliberation or gross negligence

XXVII. Once accident happened and there is double insurance, the Company shall be liable to proportion of sum under this policy with total sum of other policies and this policy.

The Company shall not pay advance for the indemnity born by other Companies. The Company shall claim the excess sum if the Insured didn’t inform the Company truthfully so that the Company paid more indemnity.

XXIX. The limitation of action is 2 years regarding the Insured asks indemnity from the Company from the date the Insured have known or shall know the accident.

Dispute and applicable laws

XXX. All disputes under this insurance arising between the Insured and the Company shall be settled through friendly negotiations. Where two parties fail to reach an agreement after negotiations, such disputes shall be submitted to arbitration. If arbitration organization is not stipulated or arbitration not concluded, it shall be submitted to court for legal actions.

XXXI. All disputes related to this contract or fulfillment arising is governed by law of the People’s Republic of China (exclusive of Hong Kong, Macau and Taiwan)

Other terms

XXXII. The Applicant is entitled to terminate this contract in writing after effectiveness of this contract.

The Applicant shall provide following certificates and document when the contract termination is required by the Applicant

i) Original copy of insurance policy and other original copies of insurance certificates.

ii) Contract termination application

iii) ID certificate of the Applicant

When the contract termination is required by the Applicant, the insurance liability shall terminate from the date the Company’s receipt of the contract termination application. The Company shall return insurance premium unexpired within 30 days upon receipt of the above certificates and documents.

Definition

XXXIII. The definition under this contract is described as below:

Owner: the individuals apply by his own name and hold credit card, debit card and third party payment account legally.

Excess charge: excess means the transaction sum of credit card has exceeded the approved quota by the issuing bank (including consumption and cashing). Excess charge standard stipulated by the People’s Bank of China is as below: for any excess, the owner shall not have the right of grace period and minimum payment. Overdraft interest is calculated in accordance with the stipulated interest rate from the date payment on due or overdraft is booked. Excess charge shall be made based on 5% of the excess sum over the credit card quota when credit card excess found by the issuing bank.

Effective individual account: it shall be legal, effective, valid, activated and may be used and comply with the related regulations of state, bank and other third payment organizations.

Insurance premium unexpired: the standard is insurance premium x (1- expired days/coverage days) x (Insurance premium-cumulative indemnity) x (1-return premium). Less than one day is calculated as one day. The return premium shall be negotiated between the Insured and the Company and written in the policy. Without such stipulation, the return premium shall be 25%.